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                                                                  Exhibit 10.2





                         SAMSUNG DISPLAYS DEVICES, INC

                             DISTRIBUTOR AGREEMENT


This agreement is made on June 24,1999, by and between Samsung Display Devices Inc., a California corporation, having its main office and principal place of business at 18600 Broadwick Street, Rancho Dominguez, CA 90220 (hereinafter referred to as IISDDIII or "Samsung,,), and Reptron Electronics Inc. located at 14401 McCormick Drive, Tampa, FL 33626 (herein after referred to as "Distributor") .

WHEREAS, SDDI is engaged in the business of manufacturing and selling Liquid Crystal Displays; and

WHEREAS, DISTRIBUTOR wishes to act as a distributor of such products sold by SDDI;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows;

1. Appointment

SDDI hereby appoints DISTRIBUTOR a non-exclusive distributor of the goods described in Section 4 (hereinafter referred to as the "Goods"), in accordance with the provisions of this Agreement.

2. Duties of Distributor

In connection with its appointments, DISTRIBUTOR shall perform the following duties:

2.1 Use its best efforts to actively promote the sale of the Goods to customers in the Territory. Such efforts shall include, but not be limited to, promptly servicing all customer accounts, soliciting new customer accounts, and cooperating and participating in SDDI's advertising and sales promotional programs;

2.2 Maintain adequate office and warehouse facilities;

2.3 Maintain an inventory of the Goods, as recommended by SDDI, sufficient to support the sales plan for each location of DISTRIBUTOR mutually agreed to periodically between SDDI and DISTRIBUTOR; and

2.4 Make monthly sales analysis reports to SDDI in accordance with the Report & Audits as defined in Section 19.

3. Territory

While nothing in this Agreement shall restrict the territory within which DISTRIBUTOR shall be free to distribute the Goods, DISTRIBUTOR's area of primary responsibility for distribution of the Goods (referred to herein as the "Territory") shall he U.S.A. SDDI reserves the right to make sales, or indirectly, to customers located within the Territory.



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4. Goods

4.1 The Goods subject to this Agreement shall be SDDI's standard products, Liquid Crystal Displays and other products set forth an SDDI's Standard Distributor Price List (the "Price List")SDDI reserves the right to amend such Price List from time to time by issuing a revised Price List to DISTRIBUTOR. In addition, SDDI may, from time to time, in its absolute discretion and without thereby incurring any liability to the DISTRIBUTOR with respect to any sales contract or purchase order therefore placed or otherwise, alter the design or construction of any Goods, and substitute such altered Goods for the prior goods in filling orders.

5. ORDERS, DELIVERY, RESCHEDULING, CANCELLATION

5.1 ORDERS; Delivery of Products under this Agreement shall be initiated by written or electronic purchase orders (or by telephonic orders) confirmed in writing by DISTRIBUTOR within thirty (30) calendar days. Such orders shall describe the Products ordered and the quantities thereof, shall request delivery dates, shall set forth prices and shall provide shipping instructions, where appropriate. SDOI shall acknowledge each such order in writing at the earliest possible date, but in any event within fifteen (15) calendar days following receipt thereof. In such acceptance, SDDI shall confirm the Requested Shipment Date or specify an Alternative Shipment Date ("Acknowledged Shipment Date").

5.2 METHOD OF SHIPPING In the absence of specified instructions from DISTRIBUTOR, the shipping and packaging method will be in the discretion of SDDI. SDDI shall, consistent with sound business practice, select a method of shipping and packaging which is suitable for the Product. In the event of any misdelivery by the Carrier, SDDI shall assist DISTRIBUTOR in tracing the shipment and obtaining delivery of the Products.

5.3 RESCHEDULING AND CANCELLATION ; DISTRIBUTOR may, prior to thirty (30) calendar days of the Acknowledged Shipment Date and with written notice at that time, reschedule the Acknowledged Shipment Date of any order and may cancel it prior to ninety (90) calendar days of the Acknowledged Shipment Date and with written notice at that time.

6. Prices

6.1 The prices to DISTRIBUTOR shall be those prices established from time to time by SDDI as shown on SDDI's Price List. All prices shall be subject to change or withdrawal at the discretion of SDDI, with or without advance notice. Notice of any changes in prices shall be given by mailing to DISTRIBUTOR a new Price List or written advises.

6.2 In case of price increase, SDDI will give the thirty (30) days advance notice prior to the effective date. Prior to the effective date of a price increase, Distributor may order Products



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before the price increase takes effect at the prior (i.e. lower) price.
Furthermore, all Products entered by Distributor prior to notification of a price increase are exempt from the increase and will be shipped and invoiced at the price in effect at the time of order placement.

6.3 The exception to the prices set forth on SDDI's Price List will be special prices for contract sales, which shall be granted case by case by written advises.

6.4 In the event that it should become necessary, and on a by exception basis only, Distributor shall be permitted to sell Product to customers on a meet competition basis where Distributor's current costs are not competitive enough for Distributor to secure the orders. Upon receipt of the approval from the SDDI, Distributor shall be entitled to ship from stock a defined quantity and part number(s) to a specific customer at or below Distributor's cost and issue a debit to the SDDI for the difference between Distributor's current cost of the Product (less any prior credits granted by SDDI on such Products) and the approved new cost issued by the SDDI multiplied by the quantity of such Product shipped to the specific customer. In order to claim such credit, Distributor shall submit to SDDI within forty-five (45) calendar days after the sale took place, a debit note in conjunction with Distributor's monthly Reports as specified in Paragraph 18. Credits will be applied to future purchases of SDDI Product or to Distributor's Accounts receivable with SDDI.

7.Payment Terms

Payment terms on all Goods will be net thirty (30) days from date of invoice.

8. Price Reductions and Price reduction Credits

8.1 In the event that SDDI reduces the price of any of its Goods sold to DISTRIBUTOR, DISTRIBUTOR shall be eligible to receive a credit (to be applied against future purchases only) on the price of all such Goods held in inventory by the DISTRIBUTOR at the time the price reduction becomes effective, in an amount equal to the difference between the value (as defined below) of such Goods and such reduced price.

8.2 In order to be eligible for such credit, DISTRIBUTOR must furnish SDDI, within thirty (30) days after the effective date of a price reduction on a particular item of Goods, a written claim stating the quantity of such item in its inventory on the effective date of the price reduction.Such claim will be subject to verification by SDDI.

8.3 As used in this Agreement, the term value shall mean the lesser of (1) the net price of such Goods Or (2) the actual price of the Goods invoiced to the DISTRIBUTOR less any price reduction credits granted by SDDI. As used in this Agreement, the term 11 net price means the net price of such Goods stated in SDDI's most recent



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Published Distributor Price List, less any trade discounts, cash discounts,returns, freight and transportation allowances and credits other than price reduction credits.

9. Use of SDDI Name
This Agreement shall in no way be construed as authorizing DISTRIBUTOR any rights in, the name of SDDI, the Samsung logo or any other trademark or trade name of Samsung.

10. Warranty

The Products shall be covered by SDDI's standard warranty terms and provisions, provided, however, that the warranty coverage shall be no less than the following:

(i) The warranty period set forth therein shall run for twelve (12) months following DISTRIBUTOR's shipment of the Product to their customer except as otherwise expressly provided in such warranty. The date of shipment will not exceed six (6) months after purchasing the Product from SDDI.

(ii) SDDI shall extend such warranty directly to the customer as if such customer had purchased the Products directly from SDDI.

(iii) SDDI shall warrant the Products against defects in material and workmanship under normal use and service, repair or replace at SDDI's cost any defective Product (or issue a credit or refund, as the case may be, based on the purchase price paid therefor);and

(iv) SDDI shall pay (or refund the amount of) all freight and shipping charges for any defective Products returned under this paragraph.

SDDI MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR ANY OTHER MATTER WITH RESPECT TO THE GOODS, whether used alone or in combination with other substances.

11.Advertising and Sales Promotion

11.1 SDDI may, from time to time, at its sole discretion, disclose its promotional plans, render sales assistance and merchandising advice, or furnish advertising materials and promotional campaign material to DISTRIBUTOR,

11.2SDDI will contribute an amount equal to one half (1/2) of the cost of jointly approved promotional and advertising activities designed to stimulate the sale of SDDI's Goods. Such contribution shall not exceed one percent (1%) of the actual net price paid to SDDI for Goods sold hereunder.

12. Limitation of Liability Within thirty (30) days after receipt of each shipment of Goods sold hereunder, DISTRIBUTOR shall examine such Goods for any damage,



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defects or shortage. All claims, including for alleged damaged or defective
Goods, shortage, negligence or any other cause whatsoever, shall be deemed waived unless made in writing received by Sol within sixty (60)days after DISTRIBUTOR's receipt of the Goods or within thirty (30)days after DISTRIBUTOR learns of the facts giving rise to the claim,whichever first occurs. DISTRIBUTOR's exclusive remedy, and SDDI's sole and exclusive liability, shall be the repair or replacement of such Goods or (at SDDI's sole option) the issuing of credit therefore in accordance with SDDI's warranty policy appearing on paragraph 10. IN NO EVENT SHALL SDDI BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER DISTRIBUTOR'S CLAIM IS FOR BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE OR OTHERWISE.

13. Credit Worthiness

SDDI reserves the right, among other remedies, either to terminate this agreement or to suspend further deliveries under it in the event DISTRIBUTOR fails to pay for any shipment when tame becomes due. Should DISTRIBUTOR's financial situation become unsatisfactory to SDDI, cash payments or satisfactory security may be required by SDDI for future deliveries and for Goods already delivered.

14. Returns

The following conditions will apply in the event DISTRIBUTOR desires to return any returnable Goods to SDDI for credit; 14.1All requests for returns must be submitted by DISTRIBUTOR to SDDI for approval, to the attention of the Manager of Distributor Sales. Any returns made without SDDI's prior approval shall be returned to DISTRIBUTOR at DISTRIBUTOR's expense.

14.2 During the first six (6) months of this Agreement, DISTRIBUTOR may return to SDDI up to 10096 of the value of DISTRIBUTOR's inventory of Goods, provided, however, that concurrently with the return of any Goods and as A condition to such return, DISTRIBUTOR must purchase Goods having a net price (as defined in subparagraph 8.3) which is at least equal to the amount of the credit granted. The purchased Goods must be of the same type.

14.3 For each six (6) months period following the first six (6) months of this Agreement, DISTRIBUTOR's right to return Goods shall be limited to ten percent (10%) of the total amount billed by SDDI to DISTRIBUTOR during the immediately preceding six (6) months period, subject to the same purchase requirement set forth in subparagraph 14.2 above.

14.4 If SDDI approves the return of any Goods, DISTRIBUTOR shall ship such Goods to SDNI freight prepaid.

14.5 Any credit for returned Goods is subject to the inspection and testing of such Goods by SDDI. If, in SDDI's judgment, any of such Goods have been improperly handled or used, no credit or replacement for those Goods will be allowed.



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14.6 The credit for any returned Goods shall be equal to the lesser of SDDI's net price to a DISTRIBUTOR for such Goods as of the day they are received by SDDI.

14.7 All customs or semi-customs products shall not be included in definition of "Goods" for purposes of this section 14.

15. Assignment

DISTRIBUTOR shall not assign its rights or delegate its performance hereunder without the prior written consent of SDDI and any attempted assignment or delegation without such consent shall be void.

16. Independent Contractor
The relationship between SDDI and DISTRIBUTOR under this Agreement is solely that of buyer and, seller. DISTRIBUTOR is and shall be an independent contractor in the performance of the services set forth by this Agreement. Neither DISTRIBUTOR nor anyone employed by DISTRIBUTOR shall act or purport to act or be deemed to be the agent, representative, employee or servant of SDDI -in performing the services covered by this Agreement. DISTRIBUTOR shall have no right to enter into contracts or commitments in the name or on behalf of SDDI or to bind SDDI in any respect whatsoever.

17. Indemnification SDDI will indemnify, defend and otherwise hold harmless, DISTRIBUTOR , its affiliates and customers from all cost, loss, damage or liability arising from any proceeding (legal or equitable) or claim brought or asserted against DISTRIBUTOR, its affiliates or customers, to the extent such proceeding or claim is based on an allegation that the Products, or any part thereof, or their distribution or use constitute an infringement of any patent, copyright, trademark secret or violation of any legislation now or hereafter enacted, or like or similar claim, if DISTRIBUTOR promptly notifies SDDI of any such proceeding or claim after it becomes known to DISTRIBUTOR and DISTRIBUTOR provides all the assistance and cooperation to SDDI that is reasonably requested including the right of SDDI to select and instruct legal counsel for the purposes of any defense of DISTRIBUTOR within the meaning of this provision. SDDI shall not be liable to DISTRIBUTOR under any provision of this paragraph to the extent that any claim is based upon; (i)a use for which the Product or part was not designated; or (ii)an alteration of the Product or part by DISTRIBUTOR or a third party under DISTRIBUTOR's direction and which alteration has caused the infringement action.

18. Term and Termination



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This Agreement shall become effective on the date set forth above and shall remain in effect until terminated by either patty as set forth below.

18.1 DISTRIBUTOR's rights hereunder shall automatically terminate in the event that it is adjudicated as bankrupt, becomes insolvent or makes an assignment for the benefit of its creditors.

18.2 Either SDDI or DISTRIBUTOR may terminate this Agreement for any reason whatsoever, with or without cause, thirty (30) days after written notice thereof in writing has been given to the other party.

18.3 In the event of a termination pursuant to this Section 18, SDDI shall offer to repurchase all GOODS (except all custom or semicustom products) which appear in SDDI's then current Price List and are in DISTRIBUTOR's inventory at the time of such termination, and which are undamaged and in saleable condition, on the following terms and conditions:

18.3.1 DISTRIBUTOR shall within thirty (30) days following such termination, furnish SDDI with an inventory of all Goods which it desires to have SDDI repurchase pursuant to this subparagraph 18.3. SDDI shall not be obligated to repurchase any Goods from DISTRIBUTOR if DISTRIBUTOR has not submitted the inventory report within such thirty (30) day period.

18-3.2 DISTRIBUTOR shall ship such Goods to SDDT freight prepaid to the office at Rancho Dominguez, California or such other locations as SDDI may designate.

18.3.3 SDDI shall not be obligated to repurchase any Goods which are defective or not in saleable condition at the time of their receipt by SDDI. In no event shall SDDI be obligated to repurchase any custom or semicustom products.

18.3.4 The price paid by SDDI for any Goods repurchased shall be the lesser of SDDI's net price for such Goods as of the date they are received by SDDI or the value of such Goods.

18.3.5 In the event DISTRIBUTOR terminates this Agreement, or SDDI terminates this agreement with cause, the price determined pursuant to subparagraph 18.3.4 above shall be reduced by a ten percent (10%) restocking charge. In the event that SDDI terminates this Agreement without cause, a restocking charge will not be applied. 18.4Neither SDDI nor DISTRIBUTOR shall, by reason of the termination or nonrenewal of this Agreement, be liable to the other for compensation, reimbursement or damages, either on account of present or prospective profits on sales or anticipated sales, or on account of expenditures, investments or commitments made in connection with this Agreement, or in connection with the establishment, development or maintenance of the business or goodwill of SDDI or DISTRIBUTOR, or on account of any other cause or matter whatsoever, provided, however, that such termination or nonrenewal shall not affect the rights or liabilities of the parties with respect to any breach of this Agreement prior to such termination, any Goods previously ordered or sold hereunder, or any indebtedness then owing by either party to the other. The acceptance of any order for the sale of any Goods to DISTRIBUTOR after the termination or expiration of this Agreement shall not be construed as a renewal or extension of this Agreement, nor as a waiver of any such termination or expiration.



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19. Reports & Audits

DISTRIBUTOR agrees to prepare and forward to SDDI reports as may be reasonably requested by SDDI, including, without limitation, monthly reports of inventory on hand by each location, and sales data by each location. Sales data should include part number, customer, customer address and zip code, quantity, net cost and extension, net resale and extension, type of transaction, and customer invoice number. Inventory data should include part number, quantity, quantity by price, special purchase item, and any bonded or specially segregated stock (with reason identified). DISTRIBUTOR will also submit monthly reports by location showing all customer returns for the previous month indicating product part number, quantity, cost price (net of special cost debits), resale cost, extension, customer name, zip code and credit memo number, if applicable, and original invoice number for the purpose the determining the cost. Parties shall use FIFO or LIFO consistent with DISTRIBUTOR's own accounting method. DISTRIBUTOR will send this data to SDDI on a timely basis each month and in no case later than the 10th working day of the following month. If the DISTRIBUTOR fails to comply, it is considered a material breach of the Agreement. SDDI reserves the right to have an authorized SDDI representative at SDDI's cost audit DISTRIBUTOR's records relating to sales and inventory of products, including, without limitation, records pertaining to any claims submitted by DISTRIBUTOR for price protection, stock rotation, returned products, ship from stock and debit, or any other reason DISTRIBUTOR agrees that with reasonable notice by SDDI, DISTRIBUTOR's will allow SDDI access to all SDDI inventory for the purpose of inspecting or auditing such inventory at SDDI's request.

20. Excuse of Performance

The obligation of the parties may be suspended by either party in the event of an act of God, war, riot, fire, explosion, accident, flood, sabotage; lack of adequate fuel, power, raw materials, labor, containers or transportation facilities, compliance with governmental requests, laws, regulations, orders or action; breakage of failure of machinery or apparatus; national defense requirements, or any other event beyond the reasonable control of such party; or in the event of labor trouble, strike, lockout, or injunction ( provided that neither party. Shall be required to settle a labor dispute against its own best judgement); which event makes impracticable the manufacture, transportation, acceptance or use of a shipment of Goods or of a material upon which the manufacture of the goods is dependent. if, because of any such event, it is impracticable for SDDI to supply the total demand for the Goods, SDDI may allocate its available supply of Goods, without obligation to purchase similar goods form other sources, among itself and its customers, including (at SDDI's option) those not under contract, on such basis as it determined to be equitable. Deliveries suspended under this Section 18 shall be cancelled without liability, but this Agreement otherwise remain unaffected.



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21. Terms and Conditions of Sale

The sales of all Goods pursuant to this Agreement shall be governed by the terms and conditions set forth in this Agreement and by the terms and conditions Of sales set forth on SDDI's acknowledgement form issued by SDDI in response to DISTRIBUTOR's purchase order. In the event of a conflict between the terms of this Agreement and the terms and conditions set forth on SDDI's acknowledgement from, the terms of this Agreement shall control. Any terms and conditions appearing on DISTRIBUTOR's purchase order or any similar document issued by DISTRIBUTOR shall be wholly inapplicable to any sales made pursuant to this Agreement.

22. Applicable Law and Jurisdiction

The laws of the State of California shall apply and bind the parties in any and all questions arising hereunder, regardless of the jurisdiction in which the question arose or occurred. Any litigation under this Agreement shall be instituted in the court of competent jurisdiction of the State of California sitting in Los Angeles, or the US District Court sitting in Los Angeles, California, and the parties hereby submit to the jurisdiction of such courts

23. Waiver

No wavier by either SDDI or DISTRIBUTOR with respect to any branch or default shall limit any right or remedy of either party, unless such waiver is expressed in a writing signed by the party to be bound.

24. Complete Agreement

This Agreement, including the attachments hereto and the documents referred to herein, constitutes the full understanding of the parties, and a complete and exclusive statement of the terms of their agreement. Except as otherwise provided herein, no conditions, understanding or agreement purporting to modify or vary the terms of this Agreement shall be binding -unless hereafter made in writing and signed by the party to be bound.



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IN WITNESS WHEREOF, the parties hereto have signed this Agreement.


Company: Reptron Electronic Inc.         Samsung Display Devices, Inc.


/s/    Jack Killoren                     /s/ Young W. Park
-----------------------------------      -----------------------------
Name:  Jack Killoren                         Young W. Park
Title: Vice President Marketing/Ops          President







Name: Young W. Park
Title: Title; PRESIDENT



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